Exhibit 10.5

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

        This Separation Agreement and General Release (“Agreement”), dated as of April 25, 2020, is made between Hany Massarany, on behalf of himself, his agents, assignees, heirs, executors, administrators, beneficiaries, trustees and legal representatives (“Employee”), and GenMark Diagnostics, Inc., by and for itself, its subsidiaries, successors and assigns (collectively, the “Company”). Employee and Company are each a “Party” and are collectively sometimes referred to as “Parties” to this Agreement.

        In consideration of the promises in this Agreement, the adequacy of which is acknowledged, the Parties agree as follows:
AGREEMENT

1.Separation Date: Pursuant to the termination notice dated February 10, 2020, the Company has terminated Employee’s employment pursuant to Section 8.3(a) of the Executive Employment Agreement by and between the Parties, dated April 5, 2011 (the “Employment Agreement”). Accordingly, the Employment Agreement and Employee’s employment with the Company has ceased effective as of March 11, 2020, which the Parties agree constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code (the “Separation Date”). Pursuant to Section 8.7 of the Employment Agreement, effective as of February 10, 2020 (except for his employment as an Employee which was terminated on March 11, 2020), Employee has resigned from all offices, directorships, trusteeships, committee memberships, and fiduciary capacities held with, or on behalf of, the Company and its affiliates and subsidiaries and shall take all necessary action required by the Company to accomplish such resignation, including, but not limited to, the execution of the Letter of Resignation attached hereto as Exhibit A.

2.Wages, Vacation Time, Expenses.  The Company has paid Employee in accordance with applicable law all of his Accrued Benefits (as defined in the Employment Agreement), less federal and state withholdings and other applicable taxes, and reimbursed all business expenses validly incurred by him through the Separation Date. In addition, the Company shall award Employee an annual bonus for the 2019 fiscal year in the total amount of $257,500, less federal and state withholdings, and other applicable taxes and payable no later than five (5) business days after expiration of the Revocation Period (as defined below).

3.Severance.  On the condition that Employee timely executes this Agreement, does not revoke it during the Revocation Period (defined below), and complies with its terms, and in accordance with Section 8.3(a) of the Employment Agreement, the Company will provide Employee with the following separation payments and benefits, less federal and state withholdings, and other applicable taxes:

(a)A “Severance Payment” in the amount of $1,004,662, less federal and state withholdings and other applicable taxes, payable in one lump sum on the first day of the seventh (7th) month after the Separation Date or, if earlier, the date of Executive’s death following the Separation Date (the “Delayed Payment Date”);

(b)Acceleration of the vesting of all of Employee’s unvested outstanding Company restricted stock unit awards, which shall be settleable on the Delayed Payment Date in exchange for 375,889 shares of the Company’s common stock;

(c)Acceleration of the vesting of all of Employee’s unvested outstanding Company market stock unit awards, which shall be settleable in exchange for the actual number of shares of the Company’s common stock earned under such market stock unit awards as the applicable performance period(s) is/are completed;

(d)Acceleration of 100% of the unvested portion of Employee’s outstanding Company stock options and continued exercisability of each such option until the expiration date of such option; and

(e)Reimbursement to Employee in an amount equal to the portion of any premium payments made by Employee to continue his group health insurance pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) that exceeds the active employee rate for one (1) year following the Separation Date or, if earlier, the date Employee becomes eligible to receive health care benefits under another employer-provided plan. Such reimbursement shall be subject to the limitations of Section 8.8(c) of the Employment Agreement.

4.No Further Obligations of Company. Subject to Section 8.4 of the Employment Agreement, Employee acknowledges that the Separation Payment and the other separation benefits provided to him in Section 3 above are in full and complete satisfaction and discharge of any and all obligations that the Company or any of the Released Parties has or may have to Employee. The Company acknowledges that Employee remains eligible to receive the severance benefits set forth in Section 8.4 of the Employment Agreement in the event of a Change in Control (as referenced in the Employment Agreement) occurs within six-months following the Separation Date.

5.Release of Claims. Employee releases and forever discharges GenMark Diagnostics, Inc., and any parent, subsidiary, affiliated, and related entities, including their past, present, or future managers, directors, administrators, officers, employees, agents, insurance companies, attorneys, representatives, predecessors, successors and assigns, and each of them (collectively, “Released Parties”) from all known and unknown claims, liabilities, and obligations of every kind (including attorneys’ fees and costs) that Employee has ever had or now may have against the Company arising out of or relating to facts, events, occurrences, or omissions up to and including the date this Agreement is executed by Employee. The claims that Employee is releasing include: (a) claims arising out of Employee’s employment with the Company and his separation from such employment; (b) claims arising under the Released Parties’ policies, plans, or practices, including promotion, compensation, including overtime pay, commissions, vacation pay, bonuses, stock options, severance pay or benefits; (c) claims for breach of express or implied contract or covenant of good faith and fair dealing, including, but not limited to, in respect of the Employment Agreement; (d) all claims for harassment, discrimination or violation of public policy; (e) claims for constructive discharge or wrongful discharge; (f) claims for retaliation; (g) claims for violation of state or federal common law or statutory law, including to the extent applicable, all claims arising under the California Fair Employment and Housing Act, the California Labor Code, Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Sarbanes-Oxley Act of 2002, or other federal, state, or local laws relating to employment or separation from employment or benefits associated with employment or separation from employment; (h) claims for emotional distress, mental anguish, humiliation, personal injury; and (i) claims that may be asserted on Employee’s behalf by others. Excluded from this release are claims which cannot be waived or released as a matter of law. Notwithstanding anything to the contrary in this Agreement, Employee is not releasing any rights with regard to (a) any claim or right under state workers’ compensation or unemployment laws; (b) any claim or right to vested benefits, including under any pension or savings plan; (c) any claim or right to continued benefits in accordance with COBRA; (d) any claim or right to enforce the terms of this Agreement, (e) any claim or right to enforce Section 8.4 of the Employment Agreement or (f) any right to indemnification under the Company’s certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between the Parties, any directors’ and officers’ liability insurance policy of the Company, or applicable law. Nothing in this Agreement shall prevent Employee from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the Securities and Exchange Commission, the Occupational Safety and Health Administration, or the California Department of Fair Employment and Housing (such activities, collectively referred to as “Permitted Communications”), nor prevent Employee from challenging the validity of this release in a legal or administrative proceeding.

6.ADEA Waiver. Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act (“ADEA”), and that the consideration given to Employee for the waiver and release in this Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing, as required by the ADEA and the Older Workers Benefit Protection Act, that: (a) Employee’s waiver and release does not apply to any rights or claims that may arise after the date Employee signs this Agreement; (b) Employee should consult with an attorney prior to signing this Agreement (although Employee may voluntarily decide not to do so); and (c) Employee is entitled to the review period and Revocation Period described in Section 15 below. Nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.

7.Representation of No Other Action; Agreement Not to Sue; Dismissal of Claim; Cooperation. As a condition of receiving the Severance Payment and other separation benefits under Section 3 above, Employee agrees not to sue any of the Released Parties regarding any claim that has been released in this Agreement. Employee represents and warrants that he has not initiated, and will not initiate any claim, charge, lawsuit, or other action against any of the Released Parties, and that he has not transferred or assigned that right to any other person or entity. For the one year period following the Separation Date, Employee agrees that he shall cooperate with the Company in connection with any lawsuits to which the Company is a party that relate to events or occurrences that transpired while Employee was employed by the Company (“Matters”), including but not limited to being reasonably available to provide affidavits, and testify and appear in any proceedings or participate in depositions with respect to such Matters, subject to the Company’s reimbursement of reasonable out-of-pocket travel costs and expenses

8.Reserved.

9.Waiver of Civil Code Section 1542. Employee acknowledges that Employee has been made aware of and expressly waives any and all rights under Section 1542 of the California Civil Code to the full extent that such rights may be waived. Section 1542 provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

10.Confidentiality and Non-Disparagement. Except for Permitted Communications or as otherwise required by law, Employee agrees not to disclose the terms of this Agreement to anyone other than immediate family, attorneys or accountants, who will also not disclose such information. Except for Permitted Communications or as otherwise required by law, Employee and the Company agree not to make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the other Party; provided, however, that the Company’s obligation under this Section shall be limited to the Board and the Company’s executive officers as of the date of this Agreement. Notwithstanding the foregoing and anything to the contrary herein, the Company may publicly disclose and file the Agreement if the Company reasonably determines it necessary in order to comply with applicable securities laws.

11.Return of Company Property. Employee agrees to return to Company all documents and information, in whatever form, containing confidential or proprietary information belonging to the Company, including, but not limited to, tools, computers (with all files and data intact), or other tangible property provided by Company for Employee’s use; provided, however, Employee shall be entitled to retain the Company-provided cellphone, iPad and laptop.

12.Post-Employment Obligations. Employee acknowledges and agrees that the post-employment obligations and restrictions in Employee’s Confidentiality and Non-Disclosure Agreement with the Company remain in effect, and Employee hereby agrees to comply with such obligations and restrictions.

13.No Admission. Employee understands that the Released Parties expressly deny any wrongdoing or liability to Employee and that this Agreement is the compromise of disputed claims to avoid the expense and disruption that would result from continued investigation and litigation.

14.Severability. If any portion of this Agreement is void or deemed unenforceable for any reason, the unenforceable portion will be deemed severed from the remaining portions of this Agreement, which will otherwise remain in full force.

15.Reasonable Period to Review. Employee acknowledges that he has been advised to and has had the opportunity to seek advice regarding this Agreement from an attorney of his choice. Employee acknowledges that he has had the opportunity to consider this Agreement for a full twenty-one (21) days before executing it, but understands that he may sign it sooner if he wishes. Employee also understands that he has a full seven (7) days following the execution of this Agreement to revoke it (“Revocation Period”). This Agreement will not become effective or enforceable until after the delivery of the Agreement to the Company and the Revocation Period has expired. For any revocation to be effective it must be delivered by hand or overnight courier before midnight on the seventh day to the Company at 5964 La Place Court, Carlsbad CA, 92008 Attention: Eric Stier, General Counsel. The Separation Payment and other benefits set forth in Section 3 will be provided following the expiration of the Revocation Period and only if Employee does not revoke this Agreement.

16.Application of Section 409A. The Company intends that income provided to Employee pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of or exemptions from Section 409A of the Code. The Company does not guarantee any particular tax effect for income provided to Employee pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Employee, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Employee pursuant to this Agreement.

17.Applicable Law. This Agreement will be governed by California law. Venue for all disputes will be in San Diego County California and each Party agrees not to assert lack of jurisdiction as an objection to any action brought in San Diego, California.

18.Multiple Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Executed faxed copies or PDF copies transmitted via email will be effective and enforceable.

19.Headings. Headings in this Agreement are inserted for reference and convenience only and are not a part of this Agreement.

20.Interpretation, Entire Agreement. This Agreement replaces and supersedes all other agreements (including the Employment Agreement), verbal or written, which are merged into this Agreement, and constitutes the entire agreement of the Parties. Any rule of law or decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. Further, the Parties agree that the term “including” and its variations are always used in the non-restrictive sense as if followed by “but not limited to.”

21.Modification and Waiver. Any modification of this Agreement will be effective only if it is in a writing signed by the Parties to this Agreement. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision, even if similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the Party making the waiver.

[signature page to follow]

Employee and Company, by their signatures below, acknowledge that there exist no other promises, representations, or agreements and that they voluntarily enter into this Agreement with the intent to be legally bound.

/s/ Hany Massarany	DATE: 4/24/20
Hany Massarany

/s/ Eric Stier	DATE: 4/25/20
Name: Eric Stier
Title: SVP, General Counsel and Secretary
GenMark Diagnostics, Inc.

Exhibit A

To: Board of Directors of GenMark Diagnostics, Inc.
        Re: Resignation as an Officer and Director
Dear Board members:
        Effective as of February 10, 2020, I hereby tender my resignation as an officer of GenMark Diagnostics, Inc. and its affiliates and subsidiaries (the “Company”) and as a member of the Board of Director of the Company (the “Board”), without requirement for any further action or acceptance by the Board.

Sincerely,

/s/ Hany Massarany
Hany Massarany